Exhibit 99.1

WatchGuard Reports First Quarter 2006 Results

Seattle, Washington – May 8, 2006. WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Unified Threat Management (UTM) solutions, today announced its financial results for the first quarter of 2006.

WatchGuard reported net revenue of $18.6 million for the first quarter of 2006, compared to $19.2 million in the previous quarter, and $16.6 million in the first quarter of 2005. Product revenue was $10.9 million in the first quarter of 2006, compared to $11.6 million in the previous quarter, and $9.1 million in the first quarter of 2005. Service revenue was $7.7 million for the first quarter of 2006, compared to $7.6 million in the previous quarter, and $7.5 million in the first quarter of last year. Reflecting increased sales of WatchGuard subscription services during the first quarter, deferred revenue increased from $20.4 million at December 31, 2005, to $22.5 million at March 31, 2006.

Product revenue for the first quarter of 2005 was affected by WatchGuard’s transition to a sell-through revenue recognition model during the quarter in the U.S., Australia, and New Zealand. WatchGuard estimates the transition to a sell-through model in these regions reduced product revenues by approximately $2.0 million for the first quarter of 2005, not including changes in customer buying patterns upon conversion to a sell-through model.

WatchGuard reported a net loss of $4.1 million, or $0.12 per share, in the first quarter of 2006, compared to a net loss of $1.3 million, or $0.04 per share, in the previous quarter, and a net loss of $3.9 million, or $0.12 per share, in the first quarter of 2005. Excluding amortization of acquisition-related costs, non-cash stock-based compensation, and restructuring charges, WatchGuard reported a non-GAAP net loss of $2.8 million, or $0.08 per share, in the first quarter of 2006, compared to a non-GAAP net loss of $1.7 million, or $0.05 per share, in the previous quarter, and a non-GAAP net loss of $3.7 million, or $0.11 per share, in the first quarter of 2005. The reconciliation of WatchGuard’s GAAP operating results to WatchGuard’s non-GAAP operating results for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005, are set forth at the end of this release.

WatchGuard ended the first quarter of 2006 with $75.4 million in cash and securities, of which $2.4 million is restricted cash under the terms of certain real estate lease agreements. Cash and securities were down $2.4 million from the $77.8 million on hand at December 31, 2005.

“Although WatchGuard did not experience product revenue growth during the first quarter of 2006, we are pleased with the growth in our deferred revenue and we expect to launch several new UTM appliances for small- to medium-sized enterprises in the second quarter,” said Ed Borey, Chief Executive Officer of WatchGuard. “We have been working on converging both our product and software platforms for the past 18 months and the results of these efforts are now coming to fruition. We believe these key new products and services will provide the engine to drive the Company toward sustainable growth and profitability.”

Webcast Information

An Internet broadcast and replay of WatchGuard’s conference call discussing its first quarter of 2006 results (2:00 PM Pacific/5:00 PM Eastern) will be available on May 8, 2006, at www.watchguard.com under “Investor Relations.” Investors may access the live conference call by calling (800) 638-4817 (U.S. and Canada) and (617) 614-3943 (International). The conference call ID number is 16419354.

About WatchGuard Technologies, Inc.

WatchGuard provides network security. The company’s Firebox X family of upgradeable appliances delivers the performance, functionality and security strength to meet the needs of organizations of any size. WatchGuard’s Intelligent Layered Security protects against emerging threats and provides the platform to integrate additional services offered by the company. All WatchGuard products include a LiveSecurity Service subscription for vulnerability alerts, software updates, expert security instruction, as well as individualized and self-help customer care. WatchGuard is headquartered in Seattle, Washington, with offices throughout Europe and Asia. For more information, please visit www.watchguard.com.

Certain statements in this press release, including statements about our ability to grow revenues, reach and maintain profitability and improve our results of operations, statements about expected new products, services, features or functionality and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that we will be unable to grow our revenues as expected or at all, the risk that we will be unable to reach or maintain profitability, the risk that our future operating results will fall below expectations, the risk that expected new products, services, features or functionality are not available when expected or at all and the other risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, and in our Securities and

Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, Firebox and LiveSecurity are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and percentages)

unaudited

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Revenues:
Product	$10,873	$11,606	$9,131
Service	7,717	7,598	7,484

Total revenues	18,590	19,204	16,615

Cost of revenues:
Product (1)	4,568	4,462	4,083
Service (1)	1,704	1,365	1,471

Total cost of revenues	6,272	5,827	5,554

Gross margin	12,318	13,377	11,061

Gross margin percent	66.3%	69.7%	66.6%
Operating expenses:
Sales and marketing (1)	7,101	6,151	7,946
Research and development (1)	5,433	4,814	4,443
General and administrative (1)	4,327	3,936	2,756
Amortization of other intangible assets	243	244	244
Restructuring charges	—	165	—

Total operating expenses	17,104	15,310	15,389

Operating loss	(4,786)	(1,933)	(4,328)
Interest and other income, net	720	678	452

Loss before income taxes	(4,066)	(1,255)	(3,876)
Income tax provision	18	21	42

Net loss	$(4,084)	$(1,276)	$(3,918)

Basic and diluted net loss per share	$(0.12)	$(0.04)	$(0.12)

Shares used in calculation of basic and diluted net loss per share	34,282	34,187	33,717

(1)	Includes stock-based compensation as follows:

Cost of revenues:
Product	$8	$(7)	$—
Service	35	(40)	—
Sales and marketing	235	(206)	—
Research and development	252	(342)	—
General and administrative	541	(241)	—

Total	$1,071	$(836)	$—

WATCHGUARD TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(In thousands)

unaudited

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
GAAP net loss	$(4,084)	$(1,276)	$(3,918)
Adjustments to reconcile GAAP net loss to non-GAAP net loss:
Stock-based compensation	1,071	(836)	—
Amortization of other intangible assets	243	244	244
Restructuring charges	—	165	—

Non-GAAP net loss	$(2,770)	$(1,703)	$(3,674)

Non-GAAP basic and diluted net loss per share	$(0.08)	$(0.05)	$(0.11)

Shares used in calculation of basic and diluted non-GAAP net loss per share	34,282	34,187	33,717

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, WatchGuard uses a non-GAAP measure of net loss (including on a per share basis), which is adjusted to exclude certain costs and expenses. WatchGuard believes this non-GAAP measure is useful to enhance an overall understanding of our past financial performance and also our prospects for the future. This adjustment to our GAAP net loss is presented with the intent of providing both management and investors a more complete understanding of WatchGuard’s underlying operational results and trends and our marketplace performance. For example, this non-GAAP measure is an indication of our baseline performance before other charges that are considered by management to be nonrecurring and otherwise outside of our core operating results. This adjusted non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods. Non-GAAP results exclude the following items.

Stock-Based Compensation. Non-GAAP net loss excludes stock-based compensation expenses, which consist primarily of expenses for stock options, restricted stock awards and purchases of common stock under our Employee Stock Purchase Plan. WatchGuard began recording stock-based compensation expenses under SFAS 123(R) in the first quarter of 2006. Prior to 2006, WatchGuard’s stock-based compensation expenses resulted primarily from the variable accounting treatment of certain stock options issued to employees and directors, restricted stock issued to directors and officers, stock options granted to consultants and certain restricted common stock and common stock subject to repurchase issued in connection with the RapidStream, Inc. acquisition. WatchGuard excludes stock-based compensation expenses from its non-GAAP financial measures primarily because these costs are non-cash expenses with no current effect on cash or the future uses of cash. WatchGuard does not consider these expenses as part of its ongoing operating results when assessing the performance of the Company. For these reasons, management believes that exclusion of stock-based compensation expense may be important to an understanding of WatchGuard’s ongoing operational performance.

Amortization of other intangible assets. Non-GAAP net loss also excludes amortization of other intangible assets arising from WatchGuard’s acquisition of RapidStream in April 2002. These non-cash charges represent a non-cash expense that has no effect on current or future period cash flows or operations of the Company. The amortization expense results from WatchGuard’s acquisition of RapidStream in April 2002, a non-recurring event outside of the course of WatchGuard’s normal business operations. Due to the nonrecurring nature of this event, management believes that exclusion of the related amortization charges may be important to an understanding of WatchGuard’s ongoing operational performance.

Restructuring charges. Finally, non-GAAP net loss excludes restructuring charges resulting from our restructuring plans initiated in 2001 and 2002. Again, these charges represent a non-recurring, non-cash expense that has no effect on current or future period cash flows or operations. These restructuring charges resulted from the Company’s restructuring plan initiated in 2001, in an effort to streamline operations and reduce operating costs, and an unrelated restructuring in 2002, to eliminate redundancies and excess headcount resulting from the acquisition of RapidStream. Due to the nonrecurring nature of these events, management believes that exclusion of the related restructuring charges may be important to an understanding of WatchGuard’s ongoing operational performance.

Management believes that presentation of non-GAAP net loss provides an additional tool for investors to evaluate ongoing operating results and trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating results prepared in accordance with generally accepted accounting principles in the United States. Investors are encouraged to review the reconciliation of non-GAAP net loss to the GAAP net loss, as presented herein.

WATCHGUARD TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,235	$20,390
Short-term available-for-sale investments	49,891	54,379
Trade accounts receivable, net	5,432	4,883
Inventories, net	4,054	4,093
Prepaid expenses and other	2,569	2,442
Short-term restricted cash	600	1,200

Total current assets	80,781	87,387
Property and equipment, net	5,794	6,197
Long-term restricted cash	1,800	1,800
Long-term available-for-sale investments	4,863	—
Goodwill	66,605	66,605
Other intangibles, net, and other non-current assets	1,554	1,735

Total assets	$161,397	$163,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,814	$4,654
Accrued expenses and other liabilities	6,919	6,985
Short-term accrued restructuring costs	1,060	1,119
Short-term deferred revenues	19,814	18,278

Total current liabilities	30,607	31,036
Long-term deferred rent	1,223	1,302
Long-term accrued restructuring costs	2,577	2,756
Long-term deferred revenues	2,725	2,163

Total liabilities	37,132	37,257
Total stockholders’ equity	124,265	126,467

Total liabilities and stockholders’ equity	$161,397	$163,724

WATCHGUARD TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

unaudited

	Three Months Ended
	March 31, 2006	March 31, 2005
Operating activities:
Net loss	$(4,084)	$(3,918)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash expenses:
Depreciation and amortization of property and equipment	678	656
Amortization of other intangible assets	243	244
Stock-based compensation	1,071	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(549)	494
Inventories, net	39	(1,655)
Prepaid expenses and other current assets	(127)	(190)
Other assets	(63)	17
Accounts payable	(1,840)	(291)
Accrued expenses, other liabilities and deferred rent	(145)	1,902
Accrued restructuring costs	(238)	(315)
Deferred revenues	2,098	(320)

Net cash used in operating activities	(2,917)	(3,376)

Investing activities:
Purchases of property and equipment	(274)	(67)
Proceeds from maturities of marketable securities	16,206	26,647
Purchases of marketable securities	(16,507)	(20,143)

Net cash provided by (used in) investing activities	(575)	6,437

Financing activities:
Proceeds from stock option exercises and issuances of common stock under the employee stock purchase plan	737	346
Change in restricted cash	600	—

Net cash provided by financing activities	1,337	346

Net increase (decrease) in cash and cash equivalents	(2,155)	3,407
Cash and cash equivalents at beginning of period	20,390	4,660

Cash and cash equivalents at end of period	$18,235	$8,067

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$19	$78